Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT NAMES SHEILA A. STAMPS TO BOARD OF DIRECTORS

NEW YORK – February 19, 2014 – CIT Group Inc. (NYSE: CIT) cit.com, a leading provider of financing and advisory services to small businesses and middle market companies, today announced that Sheila A. Stamps has been named to CIT’s Board of Directors effective immediately. She will serve as a member of CIT’s Risk Management and Regulatory Compliance Committees.

Stamps served as Executive Vice President of Corporate Strategy and Investor Relations at Dreambuilder Investments, LLC, a private mortgage investment company. Prior to Dreambuilder Investments, she served as Director of Pension Investments and Cash Management at the New York State Common Retirement Fund and was a Fellow at the Weatherhead Center for International Affairs at Harvard University. Prior to this, Stamps served as Managing Director and Head of Relationship Management, Financial Institutions at FleetBoston Financial. Before this, she held a number of executive positions with Bank One Corporation and First Chicago Corporation including Managing Director and Head of European Asset-Backed Securitization and Managing Director and Senior Originator of Asset-Backed Securitization.

She received her MBA from the University of Chicago and her BS in Management Sciences from Duke University.

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About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with more than $35 billion in financing and leasing assets. It provides financing, leasing and advisory services to its clients and their customers across more than 30 industries. CIT maintains leadership positions in middle market lending, factoring, retail and equipment finance, as well as aerospace, equipment and rail leasing. CIT operates CIT Bank (Member FDIC), its primary bank subsidiary, which, through its Internet bank BankOnCIT.com, offers a suite of savings options designed to help customers achieve a range of financial goals. cit.com

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C. Curtis Ritter

Director of Corporate Communications

(973) 740-5390

Curt.Ritter@cit.com

Matt Klein

VP, Media Relations

973-597-2020

Matt.Klein@cit.com

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Barbara Callahan

Head of Investor Relations

(973) 740-5058

Barbara.Callahan@cit.com